May 21, 2024 - Amended July 19, 2024

WITHOUT PREJUDICE
CONFIDENTIAL
Stephen Yendall

Dear Stephen:
Thank you for our discussion. I am writing to confirm the termination of your employment with SiriusPoint America Insurance Company (the "Company") effective on June 7, 2024 (the "Termination Date'').
As you know, you are subject to an employment agreement signed on October 8, 2022 ("Agreement''). Set out below is the Company's offer (the "Offer" or the "Letter'') in accordance with section 25 of the Agreement which will assist you in your transition to new employment (capitalized words defined in the Agreement have the same meaning when used in this Offer).
Part A - Payments and Entitlements Not Subject to a Release or any Conditions
1.    You will continue to perform your duties as directed to the Termination Date, including any transition duties, consistent with your fiduciary obligations to the Company. Notice of termination to the Termination Date satisfies the Company's obligation for two weeks' notice under the Employment Standards Act, 2000 CESA'') and provides a greater right or benefit than the ESA requirement.
2.    You will receive all payments and entitlements owing under the Agreement and ESA up to the Termination Date, including your base salary (annualized at $709,613 CAD gross) and 12% of base salary (annualized at 85,153.56 CAD gross) in lieu of a Defined Benefit Pension Plan in Canada and a Supplementary Executive Retirement Plan in Canada and continued coverage for all of your current benefits under the Company's benefit plan.

3.    Under the ESA, the Company will continue to pay all required employer contributions or premiums for continued coverage for all of your benefits under the benefit plan and for continued participation in the retirement savings plan until the Termination Date.
4.    You will be paid your annual cash bonus at target for calendar year 2024, prorated to the Termination Date at 43.56%, which equates to $346,200.31 CAD gross including 12% of base salary (annualized at 85.153.56 CAD gross) in lieu of a Defined Benefit Pension Plan in Canada and a Supplementary Executive Retirement in Canada Plan. This payment will be made within 30 calendar days of the return of the full and final release and indemnity attached as Appendix "A" (the "Release'').
5.    Within 30 calendar days of the Termination Date, you will be paid for any accrued and outstanding vacation days.
6.    The Company will make you whole with respect to personal tax liability relating to business travel in accordance with section 9 of the Agreement.
7.    You will be paid for outstanding reasonable business expenses (if any) incurred up to the Termination Date in accordance with Company policy and subject to providing appropriate documentation.
8.    The Company will provide you with a letter of reference which will confirm your service dates, position, and an outline of your duties, and will undertake to respond to any reference inquiries received about you only in a manner consistent with that reference.
9.    All payments herein are in Canadian dollars and are subject to required deductions of tax and other statutory deductions.
10.    The Company will issue your Record of Employment (''ROE'') for any applications for employment insurance benefits. You can access your ROE via your Service Canada account.
11.    You will receive all payments and entitlements under Part A without signing any Release and not subject to any conditions.
12.    The Company will provide you with appropriate outplacement    support commensurate with your level, not to exceed $30,000.00 CAD (inclusive of HST).

Part B - Payments and Entitlements Subject to a Release
13.    All payments and entitlements due and owing to you under Part B as detailed below are conditional on agreeing to the terms of, signing and returning the Release.
14.    Within 30 calendar days of the return of the signed Release, the Company will pay you a lump sum retiring allowance in the gross amount of $794,266.50 CAD (the "Retiring Allowance'') which is equal to 12 months' base salary and 12% of base salary (annualized at 85,153.56 CAD gross) in lieu of a Defined Benefit Pension Plan in Canada and a Supplementary Executive Retirement Plan in Canada. You may transfer part of the Retiring Allowance to your RRSP account and the Company will do so subject to these conditions: (i) you must provide appropriate proof of sufficient unused RRSP contribution room and the details of your RRSP account necessary to facilitate the transfer and (ii) you must provide a signed direction, along with all required information, to the Company within calendar days of the Termination Date.
15.    The Company will continue payment of the employer contributions or premiums for the twelve (12) months following the Termination Date, with respect to ongoing coverage for all of your benefits under the benefit plan (except Long Term Disability), or at the option of the Company, will provide you with payment of the applicable employer contributions or premium for any benefit that cannot be continued at any time during the twelve (12) months following the Termination Date. You are responsible for obtaining your own replacement benefit coverage at your own cost should you wish to have ongoing coverage when the Company's coverage ceases. Coverage and participation are subject to the terms of the applicable plans. With reference to the above, within 30 calendar days of the return of the signed Release, the Company will pay you an additional $5,000.00 CAD in lieu of continuation of the Long Term Disability benefit.
Equity & Equity Vesting
16. (a) You further acknowledge and agree any equity grants you received under the Company’s long-term incentive (“LTI'') program continue to vest consistent with the terms of the controlling plan document(s) and award agreement(s) for a period of twelve (12) months following the Termination Date. Other than as set forth in this Agreement, all unvested equity grants, as at the end of the twelve (12) month period following the Termination Date, will be forfeited.

(b) For purposes of the Make Whole LTI Award under section 7 of the Agreement, with a Grant Date of November 15, 2022, the tranche of RSUs with a Vesting Date of November 15, 2024, in the aggregate amount of 7,284 shares, will vest on the existing Vesting Date and be delivered to your Shareworks account in accordance with the terms and timing set forth in the controlling award agreement and plan document.
(c) For purposes of the Sign-On LTI Award under section 8 of the Agreement, with a Grant Date of November 15, 2022, the tranche of RSUs with a Vesting Date of November 15, 2024, in the aggregate amount of 27,593 shares, will vest on the existing Vesting Date and be delivered to your Shareworks account in accordance with the terms and timing set forth in the controlling award agreement and plan document. The remainder of the Sign-On LTI Award, to the extent unvested, will be forfeited as of the Termination Date.
(d) For purposes of the grants of restricted stock units under section 6 of the Agreement, or RSUs, with Grant Dates of April 18, 2023 (the "April 2023 Grant'') and April 29, 2024 (the "April 2024 Grant''), these grants of RSUs will vest as follows:
(1) for purposes of the April 2023 Grant, the tranche of RSUs with a Vesting Date of April 14, 2025, in the aggregate amount of 10,795 shares, will vest on the existing Vesting Date and be delivered to your Shareworks account in accordance with the terms and timing set forth in the controlling award agreement and plan document;
(2) for purposes of the April 2024 Grant, the tranche of RSUs with a Vesting Date of April 14, 2025, in the aggregate amount of 7,011 shares, will vest on the existing Vesting Date .and be delivered to your Shareworks account in accordance with the controlling award agreement and plan document. The remainder of the April 2023 Grant and April 2024 Grant; to the extent unvested, will be forfeited as of the Termination Date.
(e) For purposes of the grants of performance stock units under section 6 of the Agreement, or PSUs, with the Grant Dates of April 18, 2023 (the "April 2023 PSU Grant'') and April 29, 2024 (the "April 2024 PSU Grant''), a pro-rata portion these grants of PSUs will remain eligible to vest despite you discontinuing to provide Services to the Company and its Affiliates prior to the Vesting Dates. The number of PSUs that vest, if any, will be calculated based on actual performance, consistent with the performance targets and metrics set forth in the underlying award agreement(s), and then prorated based on the number of days you provided Services to the Company and its Affiliates during each of the Performance Periods respect of the April 2024 RSU Grant, the proration shall capture

40 of 1081 days in the applicable Performance Period. The underlying shares that vest, if any, will be delivered to your Shareworks account in accordance with the terms and timing set forth in the controlling award agreement and plan document.
(f) For purposes of the Sign-On options granted under section 8 of the Agreement, with a grant date of October 31, 2022, the First Option Grant (i.e. 100,000 options) and the Second Option Grant (i.e. 100,000 options) must be exercised within three years following the Termination Date.
(g) Other than as amended by this Offer, the terms and conditions of your equity grants, including the terms and conditions of the controlling plan document(s) and award agreement(s), are unchanged and remain in place. Unless otherwise noted, for purposes of this section 16, capitalized terms shall have the meaning given to them in the controlling award agreement(s) and plan document(s). For the avoidance of doubt and consistent with the controlling award agreement(s) and plan document(s), to the extent any of your equity grants vest, the appropriate number of shares will be withheld to satisfy any tax obligations before being delivered to your Shareworks account.
(h) The Company will pay you up to $15.000.00 + HST CAD for legal fees received by you in connection with the termination of your employment provided that an appropriate invoice addressed to the Company is provided in support of such fees.
(i) The Company will sign the Full and Final Release attached hereto as Appendix "B".
Part C - Ongoing Obligations
Return of Property
17.    You must return all property of the Company or any affiliated company immediately after the Termination Date, including but not limited to cell phone, laptop, keys, building access passes, financial and accounting information, customer or project information, policy manuals, files, and any and all other confidential documents and information in your power, possession or control in any way relating to the business. of the Company or any affiliated company (whether in hard copy or electronic form). Appropriate arrangements will be made with you for the return of all such property.

Obligations that Survive the Termination of Your Employment
18.    In law, you are subject to various obligations during employment which also continue in force after your employment ceases, including your fiduciary and professional duties and other obligations at common law (including a duty of loyalty and a duty of confidentiality with respect to the Company's business and affairs as well as that of its customers and employees). You confirm that you will comply with all of these ongoing obligations.
19.    In addition, you will comply with all obligations (i) under the Agreement, including with respect to actions on termination as detailed in section 30 of the Agreement, and (ii) under the Protective Agreement which you signed on October 8, 2022, including with respect to confidential information, restrictive covenants, trade secrets and inventions.
Confidentiality
20.    You will keep the terms of the Letter and the Release (collectively "Settlement Terms'') confidential except for confidential disclosure to your partner and your legal and financial advisors (and only if each of them agrees to the same confidentiality obligation) or where required by law or permitted by statute.
No Further Entitlements
21. You have no entitlements, and the Company has no obligations to you for any salary, wages, bonus, incentive, RSUs, PSUs, options or any other payments or entitlements under contract, at common law, under any policy or compensation, equity, incentive, LTI or other plan, or otherwise, other than the express terms set out in this Letter.
Acceptance of the Offer Contained Herein
You should take whatever legal and other professional advice that you believe is necessary. If you are prepared to accept the terms and conditions set out in this Letter, then please sign this Letter below and return to me by email. You must sign and return this Letter along with the Release by August 21, 2024. Electronic signatures on this Letter and the Release are valid as if original.
Thank you for your many contributions and service. We wish you well.

Yours truly,
/s/ Scott Egan                            /s/ Karen Caddick
Chief Executive Officer            Chief Human Resources Officer
SiriusPoint, Ltd.                        SiriusPoint, Ltd.

I hereby agree to all of the terms and conditions of the Offer set out above.
/s/ Stephen Yendall
________________________________________        _______________________
Signature                        Date